EXHIBIT 17.1

R. Scott Ervin
Attorney at Law
14746 Hornsby Hill Road
Austin, TX 78734
Tel/Fax (617) 795-7229

October 3, 2006

Mr. Frank Kavanaugh
Chairman
Board of Directors
Force Protection Inc
9801 Hwy 78, Ladson SC 29456

Dear Frank:

Please accept this letter as notice of my resignation from the Board of Directors of Force Protection Inc. effective as of October 3, 2006.

It has been my pleasure and honor to serve the Company.

Sincerely yours,

/s/ R. Scott Ervin

R. Scott Ervin

cc:                                 Mr. Gordon McGilton
Mr. Jack Davis
Mr. Michael Moody